FORM 5

[ X] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0362
     continue. See Instruction 1(b)         Expires:         September 30, 1998
Form 3 Holdings Reported                    Estimated average burden
Form 4 Transactions Reported                hours per response .............1.0
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and address of Reporting Person*

     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

     ROXBOROUGH                      MICHAEL
     --------------------------------------------------------------------
                                    (Street)

     675 GRIER DRIVE
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)

     LAS VEGAS,                     NV                            89119
-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

AMERICAN WAGERING, INC./BETM
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     000-00-0000
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
           1/98                        |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [ X  ]  Director                     [    ]  10% Owner

        [    ]  Officer                      [    ]  Other (specify below)
                (give title below)


        ----------------------------------   ---------------------------------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |         |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Fiscal Year     |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                    |         512,800           |         D               |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |
===================================================================================================================================

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).
                                                              SEC 2270 (9-96)

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
OPTIONS TO PURCHASE COMMON STOCK |         $6.91             |      01/31/98           |       A        |     300     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |                |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
OPTIONS TO PURCHASE COMMON STOCK |   1/31/99     |   01/31/08   |  COMMON STOCK  |       300           |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
OPTIONS TO PURCHASE COMMON STOCK |          600                 |               D                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ MICHAEL ROXBOROUGH                                           3/17/98
------------------------------------                       -------------------
**Signature of Reporting Person                                   Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                         page 2
                                                                SEC 2270 (9/96)